Exhibit 11.3

SULLIVAN & WORCESTER LLP

One Post Office Square

Boston, MA 02109

February 16, 2018

Mota Group, Inc.

60 South Market Street

San Jose, California  95113

Re:	Offering Statement on Form 1-A

File No. 024-10784

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of up to 2,000,000 shares of Common Stock (the “Shares”), of Mota Group, Inc., a Delaware corporation (the “Company”).

We are acting as counsel for the Company in connection with the issuance by the Company of the Shares. We have examined signed copies of the Offering Statement. We have also examined and relied upon minutes of meetings and written consents of the Board of Directors and shareholders of the Company provided to us by the Company, the corporate charter and bylaws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting it).

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued in accordance with the procedures described or referred to in the Offering Statement, the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement in accordance with the requirements applicable to offerings under Regulation A under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP